EXHIBIT 99.1

Community Shores Reports 2010 Second Quarter Results

MUSKEGON, Mich., Aug. 5, 2010 (GLOBE NEWSWIRE) -- Community Shores Bank Corporation (Nasdaq:CSHB) ("Community Shores"), Muskegon's only locally headquartered independent community banking organization, today reported a second quarter net loss of $1.19 million, or ($0.81) per diluted share, an 11.0 percent improvement compared with the second quarter 2009 net loss of $1.34 million, or ($0.91) per diluted share. For the six-month period year-to-date, the Company recorded a net loss of $1.63 million, or ($1.11) per diluted share, compared to a loss of $1.61 million, or ($1.09) per diluted share, for the first six months of 2009. Results for the June 2010 quarter and 2010 year-to-date period were impacted by increased provisioning for anticipated loan and lease losses, as well as higher expenses associated with problem credits. Both the current and year-ago results were affected by the deferred tax valuation allowance established in the year-ago second quarter, which essentially limited Community Shores' ability to utilize deferred tax benefits until a trend of profitability has been reestablished.

Heather D. Brolick, president and chief executive officer of Community Shores Bank Corporation, commented, "We have become inured to the protracted weakness in our markets. Recovery in both real estate and employment has taken longer than we ever anticipated, and even though there are signs of stabilization in both areas, we are managing to a lower set of expectations for the foreseeable future. We are slowly working to resolve our problem assets through a combination of aggressive charge-offs and an increasing rate of foreclosed asset dispositions.

"Year-to-date we sold nine foreclosed real properties for total proceeds of $770,000. We believe our loans and foreclosed real properties have been marked down aggressively and carried at values that are realistic. As an example, the total loss that we recognized on the nine properties we sold was in the neighborhood of $20,000. We are hopeful that values have finally stabilized in our markets and that greater sales activity will bear this out.

"Although new additions to nonaccrual status were the lowest in two years, we have not relaxed our vigilance. We have maintained a tight rein on controllable operating expenses, and have been reasonably successful offsetting the growing impact of credit-related and regulatory expenses. Our quarterly revenue has also been stable despite the heavy burden of nonaccrual loans. However, the duration and intensity of this credit cycle has gradually eroded our capital base to the point where our Total Risk-Based Capital Ratio is now 3 bp below the well-capitalized level at quarter end. Our goal of shrinking our balance sheet to restore our well-capitalized status during the third quarter is already proving to be successful, as our Total Risk-Based Ratio was 10.02 percent as of July 31, 2010. Community Shores remains well capitalized with respect to Tier I Capital," added Ms. Brolick.

Operating Results

Net interest income for the first half of 2010 was $3.48 million or $251,000 more than that recorded for the same period in 2009. The corresponding net interest margin was 3.10 percent, a 29 basis point improvement year over year. Net interest income for the 2010 second quarter was $1.76 million, up $122,000, or 7.4 percent, over the year-ago quarter. This improvement reflected a 19 basis point expansion of the net interest margin to 3.04 percent. Average earning assets were roughly unchanged; however, there was a significant decrease in the Company's average cost of funds. "Looking forward, we anticipate continued margin improvement as a result of higher rate time deposits maturing and being replaced at current market rates. In the second half of the year, nearly $19 million is maturing at an average rate of 4.68 percent. Current rates are more than 200 basis points less," added Brolick. "These should have a measurably favorable impact on our 2011 net interest margin."

Noninterest income for the second quarter of 2010 was $366,000, down 42.9 percent from the $640,000 recorded for the second quarter of 2009. Excluding the loss on disposal of foreclosed real estate-owned ("OREO") of $13,000 and $11,000 for the 2010 and 2009 second quarters, respectively, and excluding the June 2009 gain on securities sales of $144,000, noninterest income from operations was $378,000 for the June 2010 quarter compared to $507,000 for the year-ago quarter. Lower levels of service fee and mortgage banking income contributed to the year-over-year decline.

The provision for loan and lease losses for the 2010 second quarter was $833,000 compared to $529,000 and $130,000, respectively, for the linked and year-ago quarters. Year-to-date, Community Shores added $1.36 million to its loan and lease loss reserves compared to $478,000 for the first half of 2009. The allowance for loan losses now stands at $3.14 million, or 1.74 percent of total loans, compared to $2.56 million, or 1.31 percent of total loans as of June 30, 2009.

Noninterest expense for the second quarter of 2010 was $2.49 million compared to $2.33 million for the second quarter of 2009. The Company's operating expenses continue to be under control and well-managed, partially offsetting the additional costs associated with problem asset administration and FDIC premiums. Controllable overhead expenses, namely salaries and employee benefits, occupancy, furniture and equipment, advertising, data processing and professional fees, declined by $97,000 from the year-ago quarter, primarily from a $76,000 decline in salaries and benefits and a $24,000 decline in furniture and equipment expenses. Expenses associated with the resolution and administration of problem assets (including repossession and collection expenses, and write-downs on foreclosed property) and quarterly FDIC insurance premiums were $694,000 for the second quarter of 2010. Excluding the one-time special FDIC assessment of $114,000 in the 2009 second quarter, normalized credit and regulatory costs were $328,000 for the year-ago quarter, less than half the current quarterly expense.

Balance Sheet

Total assets as of June 30, 2010 were $261.4 million, an increase of $8.1 million or 3.2 percent, from March 31, 2010 and $13.0 million, or 5.3 percent, greater than the year-ago quarter-end. Community Shores has steadily increased its balance sheet liquidity over the past twelve months to better respond to the challenging banking environment. Cash and cash equivalents and securities increased $29.3 million to $63.7 million since June 30, 2009, while total loans (held for investment) have decreased by $13.5 million, or 7.0 percent, to $178.8 million over the same period. The two largest loan categories, commercial ("C&I") loans with 37 percent of outstandings and commercial real estate ("CRE") loans with 40 percent, also accounted for the majority of the year-over-year loan decline; C&I loans declined by $9.1 million, or 12.2 percent, while CRE loans declined by $3.5 million, or 4.7 percent. Total deposits were $229.2 million at June 30, 2010, up $17.5 million, or 8.3 percent, compared to $211.7 million as of June 30, 2009. Year-over-year deposit growth was primarily derived from an $8.8 million, or 16.4 percent, increase in transaction accounts, to $62.5 million, and a $10.0 million, or 14.0 percent, increase in local time deposits, to $81.1 million. Brokered deposits were $56.1 million, down $3.0 million or 5.1 percent from the year-ago quarter.

Asset Quality

Nonperforming assets, consisting of nonperforming loans (nonaccrual loans plus loans > 90 days past due and still accruing), OREO, and other repossessed assets, were $14.8 million, or 5.67 percent of total assets, as of June 30, 2010, down approximately $1.0 million from a first quarter 2010 peak of $15.8 million, or 6.25 percent of assets. Nonperforming loan balances have reduced by 12.7 percent from year-end 2009 levels, with much of the decline resulting from the migration to OREO as the Company progresses through the resolution process. Since year-end 2009, Community Shores has added $2.4 million of nonperforming assets, sold $1.0 million and charged-off or written-down $2.4 million. Net charge-offs for the 2010 second quarter were $1.0 million, or 2.2 percent of average loans on an annualized basis, compared to $994,000 (2.2 percent annualized) in the linked-quarter. Year-to-date, the Bank has charged-off $2.0 million (2.2 percent annualized) compared to net charge-offs of $2.3 million (2.3 percent annualized) for the first six months of 2009.

Capital

Consolidated shareholders' equity as of June 30, 2010 stood at $8.4 million, a decline of $4.6 million, or 35.4 percent, since June 30, 2009. As of June 30, 2010, the Bank remains "well-capitalized" with respect to Tier 1 Capital at 8.72 percent of total risk-weighted assets, and is adequately capitalized with respect to Total Risk-Based Capital at 9.97 percent.

Ms. Brolick concluded, "We continue to make progress, albeit slower than we anticipated. This is a marathon and we are positioned for the longer haul. We believe there is an important role for community banking in our marketplace, and Community Shores exemplifies that commitment to the Greater Muskegon economy and to the banking needs of its residents."

About the Company

Community Shores Bank Corporation is the only independent community banking organization headquartered in Muskegon. The Company serves businesses and consumers in the western Michigan counties of Muskegon and Ottawa from four branch offices. Community Shores Bank opened for business in January 1999, and has grown to $261 million in assets. The Company's stock is listed on the NASDAQ Capital Market under the symbol 'CSHB.' For further information, please visit the Company's web site at: www.communityshores.com.

Forward Looking Statements

This news release contains comments or information that constitute forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995) that are based on current expectations that involve a number of risks and uncertainties. Actual results may differ materially from the results expressed in forward-looking statements. Factors that might cause such a difference include changes in interest rates and interest rate relationships; demand for products and services; the degree of competition by traditional and non-traditional competitors; changes in banking regulation; changes in tax laws; changes in prices, levies, and assessments; the impact of technological advances; governmental and regulatory policy changes; the outcomes of contingencies; trends in customer behavior as well as their ability to repay loans; changes in the national and local economy; changes in the local real estate market; and other factors, including risk factors, referred to from time to time in filings made by Community Shores with the Securities and Exchange Commission. Community Shores undertakes no obligation to update or clarify forward-looking statements, whether as a result of new information, future events or otherwise.

COMMUNITY SHORES BANK CORPORATION
CONSOLIDATED FINANCIAL HIGHLIGHTS

	Quarterly					Year to date
(dollars in thousands except per share data)	2010 2nd Qtr	2010 1st Qtr	2009 4th Qtr	2009 3rd Qtr	2009 2nd Qtr	2010	2009

EARNINGS
Net interest income	1,764	1,711	1,763	1,798	1,643	3,476	3,225
Provision for loan and lease losses	833	529	1,684	445	130	1,362	478
Noninterest income	366	485	350	405	640	850	1,217
Noninterest expense	2,486	2,108	4,085	2,324	2,335	4,594	4,584
Pre tax income (expense)	(1,189)	(440)	(3,656)	(566)	(183)	(1,630)	(621)
Net loss	(1,189)	(440)	(2,789)	(566)	(1,336)	(1,630)	(1,607)
Basic loss per share	$ (0.81)	$ (0.30)	$ (1.90)	$ (0.39)	$ (0.91)	$ (1.11)	$ (1.09)
Diluted loss per share	$ (0.81)	$ (0.30)	$ (1.90)	$ (0.39)	$ (0.91)	$ (1.11)	$ (1.09)
Average shares outstanding	1,468,800	1,468,800	1,468,800	1,468,800	1,468,800	1,468,800	1,468,800
Average diluted shares outstanding	1,468,800	1,468,800	1,468,800	1,468,800	1,468,800	1,468,800	1,468,800

PERFORMANCE RATIOS
Return on average assets	-1.87%	-0.73%	-4.71%	-0.89%	-2.06%	-1.32%	-1.24%
Return on average common equity	-51.71%	-16.26%	-90.29%	-17.33%	-37.04%	-32.58%	-22.16%
Net interest margin	3.04%	3.16%	3.30%	3.14%	2.85%	3.10%	2.81%
Efficiency ratio	116.73%	95.96%	193.30%	105.52%	102.28%	106.19%	103.21%
Full-time equivalent employees	71	69	71	72	72	71	72

CAPITAL
End of period equity to assets	3.21%	3.67%	4.21%	5.24%	5.22%	3.21%	5.22%
Tier 1 capital to end of period assets	3.03%	3.60%	4.13%	5.12%	5.15%	3.03%	5.15%
Book value per share	$ 5.71	$ 6.34	$ 6.63	$ 8.60	$ 8.83	$ 5.71	$ 8.83

ASSET QUALITY
Gross loan charge-offs	1,023	1,015	698	232	318	2,038	2,298
Net loan charge-offs	1,012	994	692	213	311	2,006	2,271
Net loan charge-offs to avg loans (annualized)	2.22%	2.18%	1.49%	0.45%	0.64%	2.20%	2.29%
Allowance for loan and lease losses	3,138	3,318	3,782	2,790	2,559	3,138	2,559
Allowance for losses to total loans	1.74%	1.83%	2.05%	1.47%	1.31%	1.74%	1.31%
Past due and nonaccrual loans (90 days)	7,988	8,853	9,152	8,351	6,721	7,988	6,721
Past due and nonaccrual loans to total loans	4.43%	4.89%	4.97%	4.41%	3.44%	4.43%	3.44%
Other real estate and repossessed assets	6,843	6,975	6,627	6,685	7,068	6,843	7,068
NPA +90 day past due to total assets	5.67%	6.25%	6.82%	6.23%	5.55%	5.67%	5.55%

END OF PERIOD BALANCES
Loans	180,146	181,219	184,318	189,325	195,609	180,146	195,609
Total earning assets	240,019	232,753	212,877	220,974	226,148	240,019	226,148
Total assets	261,411	253,356	231,430	241,228	248,369	261,411	248,369
Deposits	229,153	220,513	198,577	203,382	211,657	229,153	211,657
Shareholders' equity	8,387	9,309	9,740	12,631	12,976	8,387	12,976

AVERAGE BALANCES
Loans	182,003	182,556	186,075	190,813	195,487	182,278	198,346
Total earning assets	234,185	220,295	217,766	233,498	235,958	227,278	235,125
Total assets	254,174	240,924	237,094	254,550	258,881	247,586	258,627
Deposits	221,394	205,582	198,962	216,491	221,576	213,532	222,391
Shareholders' equity	9,198	10,824	12,356	13,065	14,427	10,006	14,506

Community Shores Bank Corporation
Condensed Consolidated Statements of Income
(Unaudited)

	Three Months Ended 06/30/10	Three Months Ended 06/30/09	Six Months Ended 06/30/10	Six Months Ended 06/30/09

Interest and dividend income
Loans, including fees	$ 2,854,592	$ 3,100,128	$ 5,660,199	$ 6,271,428
Securities	205,259	239,475	416,694	500,544
Federal funds sold, FHLB dividends and other interest income	15,664	17,817	23,123	23,512
Total interest income	3,075,515	3,357,420	6,100,016	6,795,484
Interest expense
Deposits	1,126,529	1,528,441	2,234,506	3,207,679
Repurchase agreements and federal funds purchased and other debt	20,757	12,514	41,328	19,639
Federal Home Loan Bank advances and notes payable	164,030	173,938	348,562	343,393
Total interest expense	1,311,316	1,714,893	2,624,396	3,570,711

Net interest Income	1,764,199	1,642,527	3,475,620	3,224,773
Provision for loan losses	832,723	130,157	1,361,804	478,400

Net interest income after provision for loan losses	931,476	1,512,370	2,113,816	2,746,373
Noninterest income
Service charges on deposit accounts	199,290	222,008	373,823	446,384
Mortgage loan referral fees	0	15,420	0	15,420
Gain on sale of loans	60,931	105,452	106,837	206,742
Gain on sale of securities	0	143,903	79,814	273,010
Gain (loss) on disposal of other real estate owned	(12,622)	(11,041)	(21,311)	(11,041)
Other	117,921	163,905	311,192	285,837
Total noninterest income	365,520	639,647	850,355	1,216,352

Noninterest expense
Salaries and employee benefits	1,007,047	1,083,478	2,039,203	2,204,880
Occupancy	148,671	156,179	314,287	330,464
Furniture and equipment	145,457	169,285	304,585	337,857
Advertising	19,102	13,486	37,267	32,217
Data processing	137,244	130,273	260,023	252,455
Professional services	116,297	118,567	240,947	228,847
Foreclosed asset impairment	359,966	36,330	384,621	119,742
Other	552,328	627,287	1,012,759	1,077,400
Total noninterest expense	2,486,112	2,334,885	4,593,692	4,583,862

Loss before income taxes	(1,189,116)	(182,868)	(1,629,521)	(621,137)
Federal income tax expense	0	1,153,316	0	985,961
Net loss	$ (1,189,116)	$ (1,336,184)	$ (1,629,521)	$ (1,607,098)

Weighted average shares outstanding	1,468,800	1,468,800	1,468,800	1,468,800
Diluted average shares outstanding	1,468,800	1,468,800	1,468,800	1,468,800
Basic loss per share	$ (0.81)	$ (0.91)	$ (1.11)	$ (1.09)
Diluted loss per share	$ (0.81)	$ (0.91)	$ (1.11)	$ (1.09)

Community Shores Bank Corporation
Condensed Consolidated Statements of Condition

	June 30, 2010 (Unaudited)	December 31, 2009 (Audited)	June 30, 2009 (Unaudited)

ASSETS
Cash and due from financial institutions	$ 4,351,462	$ 2,161,388	$ 4,259,726
Interest-bearing deposits in other financial institutions	27,124,150	662,700	2,328,577
Total cash and cash equivalents	31,475,612	2,824,088	6,588,303

Securities
Available for sale	32,235,060	21,650,026	21,709,522
Held to maturity	0	5,841,421	6,096,842
Total securities	32,235,060	27,491,447	27,806,364

Loans held for sale	1,324,966	1,070,692	3,334,761

Loans	178,821,289	183,247,827	192,273,994
Less: Allowance for loan losses	3,138,303	3,782,132	2,558,541
Net loans	175,682,986	179,465,695	189,715,453

Federal Home Loan Bank stock	513,600	404,100	404,100
Premises and equipment, net	11,077,239	11,293,169	11,547,857
Accrued interest receivable	864,542	885,103	922,210
Foreclosed Assets	6,837,191	6,440,916	6,740,673
Other assets	1,400,276	1,554,849	1,309,402
Total assets	$ 261,411,472	$ 231,430,059	$ 248,369,123

LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits
Non interest-bearing	$ 25,813,264	$ 24,884,625	$ 23,096,326
Interest-bearing	203,340,097	173,691,984	188,560,238
Total deposits	229,153,361	198,576,609	211,656,564

Federal funds purchased and repurchase agreements	9,220,685	7,000,327	7,576,367
Federal Home Loan Bank advances	4,500,000	6,000,000	6,000,000
Subordinated debentures	4,500,000	4,500,000	4,500,000
Notes payable	5,000,000	5,000,000	5,000,000
Accrued expenses and other liabilities	650,093	613,132	660,654
Total liabilities	253,024,139	221,690,068	235,393,585

Shareholders' Equity
Preferred Stock, no par value: 1,000,000 shares authorized and none issued	0	0	0
Common Stock, no par value: 9,000,000 shares authorized, 1,468,800 issued	13,296,691	13,296,691	13,296,691
Retained deficit	(5,363,816)	(3,734,295)	(379,014)
Accumulated other comprehensive income	454,458	177,595	57,861

Total shareholders' equity	8,387,333	9,739,991	12,975,538
Total liabilities and shareholders' equity	$ 261,411,472	$ 231,430,059	$ 248,369,123
CONTACT:  Community Shores Bank Corporation
          Heather D. Brolick, President and CEO
            1-231-780-1845
            hbrolick@communityshores.com
          Tracey A. Welsh, Senior Vice President and CFO
            1-231-780-1847
            twelsh@communityshores.com